Exhibit 10

PITNEY BOWES INC.
KEY EMPLOYEES INCENTIVE PLAN
(As Amended and Restated: February 4, 2019, February 1, 2021, and January 23, 2023)

1.PURPOSE

(A)The Pitney Bowes Inc. Key Employees Incentive Plan (the "Plan") is designed to provide additional cash incentives for key employees of Pitney Bowes Inc. (the "Company") and its subsidiaries and affiliates by the making of awards of supplemental compensation related to the achievement of certain performance criteria specified from time to time by the Company. It is intended that such awards will be given in a way designed to retain or attract, and to provide additional incentive to key employees in order to align their efforts with the Company and its stockholders.

(B)The Plan shall award short-term incentives in the form of annual cash incentives, long-term cash-based incentives (e.g., Cash Incentive Units and Stock Cash Incentive Units), and such other cash incentives as the Company deems reasonable and appropriate from time to time (e.g., retention awards).

2.ELIGIBILITY

(A) Key employees of the Company and its subsidiaries and affiliates shall be eligible for awards under the Plan. The Committee, as defined in Section 7, shall determine from time to time who is a key employee of the Company and its subsidiaries and affiliates.

3.AWARDS & PAYMENT

(A)From time to time, the Committee may make awards to such key employees as it determines to be appropriate under the terms of the Plan. All awards under the Plan shall be made on such terms and subject to such conditions as the Committee may determine, including the following:

(i)The Committee shall decide who shall receive awards for the year and shall make rules determining how each award is to be calculated.    Awards may be made in cash, Units (as defined in subparagraph 3(iii) below), or any combination thereof, as may, in the judgment of the Committee be best calculated to further the purposes of the Plan.

(ii) Amounts paid to a Key Employee during any fiscal year of the Company shall not exceed the maximum amount of $5,000,000 for annual awards and $15,000,000 for Units.

(iii) A “Unit” is an award which entitles the recipient to receive cash in an amount which is calculated based upon the business performance of the Company or any of its divisions, subsidiaries, or affiliates or the value of the Company stock during a stated period (Cash Incentive Unit or Stock Cash Incentive Unit”). The Company may base the Unit award on the achievement of one or more pre-established objective performance measures or any other measure specified by the Committee. The Committee shall fix the period during which such performance is to be measured (the

"Cycle"), the time at which the value of the Units is to be paid, and the form of the payment to be made in respect of the Units. The Board may determine from time to time that a Unit award shall be settled in whole or in part in Company stock. The Units shall be awarded under the "Pitney Bowes Cash Incentive Units Program" and/or the “Pitney Bowes Stock Cash Incentive Units Program.”

(iv)All other cash awards made under the Plan, other than Units described in subparagraph (ii) above, are referred to as "Incentive Awards," which shall include "Annual Incentive Awards" made under the Pitney Bowes Incentive Program. Incentive Awards may be based on a participant's incentive target, individual performance, the achievement by the organization or business unit of one or more pre-established objective performance measures or any other measure that the Company determines appropriate to meet the purposes of the Plan.

(v)The making of awards under this Plan and the calculation of the award value by the Company is made at the discretion of the Company and is final binding and conclusive on all parties. Awards made under this Plan both rewards past performance and incentivizes future performance.

(B)Payments with respect to maturing Cash Incentive Units shall be paid between February 1 and March 15 of the calendar year following the final year in the Cycle. Payments with respect to maturing Stock Cash Incentive Units shall be paid between February 1 and March 15 of the calendar year following the corresponding performance period for each vesting. Payments to participants who reside outside the United States shall be made in such currencies and such exchange rates as are consistent with the patterns and practices under this Plan as well as local patterns and practices. Annual Incentive Awards shall be paid no later than March 15 of the calendar year following the performance year applicable to the Incentive Awards. All other cash awards made under this Plan shall be paid and governed pursuant to the terms of the written award document or notification.

(C)The Committee may from time to time establish rules and procedures pursuant to which participants will be permitted or required to defer receipt of Incentive Awards or Units under the Company's Deferred Incentive Savings Plan.

4.RETIREMENT, DISABILITY, DEATH, LEAVE OR TERMINATION

(A)If a participant's employment with the Company terminates for any reason before the distribution or payment of an Annual Incentive Award, a Cash Incentive Unit award, or a Stock Cash Incentive Unit award, the award will be forfeited and will not be paid, except as provided in this Section or except as otherwise determined by the Committee.

(B)Incentive Award. If the participant's employment ceases on account of:

i.Retirement (or bridged to Retirement pursuant to a written severance agreement), Total Disability as defined under the Company's disability plans or because of a Company-approved leave of absence, the participant shall be entitled to payment of the Annual Incentive Award on a pro-rata basis. ("Retirement" is defined as in the Pitney Bowes Pension Plan.) The payment will be based on the number of days the participant was actively employed during the performance measurement period, the participant's incentive percentage based on performance targets met and the participant's salary during the performance period. The payment will be made when the award otherwise would be paid whether or not the participant is actively employed at the time the payment is scheduled to be made. Actively employed for purposes of this

Plan means the participant is physically at work or on a Company-approved paid leave of absence.

ii.In the event of death during the performance year, the award will be pro-rated and paid to the participant's spouse or designated beneficiary, or if none, to the participant's estate.

iii.If the participant terminates employment under the terms of a written severance agreement, the Company may, in its sole discretion, provide (a) in the event of a nonretirement eligible employee that all or a pro-rata portion of the participant's award is earned by and payable to the participant, or (b) in the event of a retirement eligible employee that the participant's award will be paid at the time of termination from employment in lieu of when the Annual Incentive Award is normally paid under the program.

iv.In the event of a sale, spin-off or outsourcing of a business or business unit, the Company shall determine whether eligible participants are entitled to an Incentive Award and the criteria to be used in calculating the award.

(C)Cash Incentive Unit. If the participant's employment ceases on account of:

i.Retirement (or bridged to Retirement pursuant to a written severance agreement), or Total Disability as defined under the Company's disability plans, the participant will be entitled to payment of the Cash Incentive Units on a pro-rated basis based on the number of full calendar months of service during the Cycle through the last day actually worked or the date of Total Disability. ("Retirement" is defined as in the Pitney Bowes Pension Plan.) However, for Retirement eligible participants who have attained age 60 with at least 5 years of service with at least one Cash Incentive Unit award outstanding for one year or longer, or for non-Retirement eligible participants who have attained age 60 with at least 5 years of service, for Cash Incentive Unit awards that were awarded more than 12 months prior to the participant’s separation from employment, the participant will be entitled to continue to vest in such Cash Incentive Units (i.e., not pro-rated); for Cash Incentive Unit awards that were awarded within 12 months of the participant’s separation from employment, those awards will be forfeited. During a paid leave of absence, Family Medical Leave Act of 1993 and military leaves of absence, and disability leave where the participant is receiving benefits under the Company's disability benefit plans, the participant will be treated as actively employed with respect to the participant's outstanding Cash Incentive Unit awards. The payment of the Cash Incentive Unit will be made when the award is otherwise paid to the other eligible participants, whether or not the participant is actively employed at the time the payment is scheduled to be made. A participant will be considered actively at work if physically at work or on a Company-approved paid leave of absence.

ii.In the event of death during a performance cycle, the award will be pro-rated through the date of death based on the full calendar month of service and will be paid to the participant's spouse or designated beneficiaries, or if none, to the participant's estate. The payment will be made when the award is otherwise paid to other eligible participants.

iii.If the participant terminates employment under the terms of a written severance agreement but is not otherwise retirement eligible, Cash Incentive Units outstanding for 12 months or more from the date of termination will be paid on a pro-rated basis based on the number of full calendar months of service during the

Cycle through the last day of work. The payment will be made when the award is otherwise paid to other eligible participants. Cash Incentive Units outstanding less than 12 months from the date of termination shall be forfeited.

iv.In the event of a sale, spin-off or outsourcing of a business or business unit, Cash Incentive Units will be paid on a pro-rated basis based on the number of full calendar months' of service during the Cycle through the last day of work. The payment will be made when the award is otherwise paid to other eligible participants.

(D)Stock Cash Incentive Unit. If the participant's employment ceases on account of:

i.Retirement (or bridged to Retirement pursuant to a written severance agreement), the participant will be entitled to continued vesting during the bridging period and full vesting at retirement, provided that the award is outstanding for one year or longer as of the last day actually worked. ("Retirement" is defined as in the Pitney Bowes Pension Plan.) For participants who have attained age 60 with at least 5 years of service, for Stock Cash Incentive Unit awards that were awarded more than 12 months prior to the participant’s separation from employment, the participant will be entitled to continue to vest in such Stock Cash Incentive Units; for Stock Cash Incentive Unit awards that were awarded within 12 months of the participant’s separation from employment, those awards will be forfeited. The payment of the Stock Cash Incentive Units will be made when the award is otherwise paid to the other eligible participants, whether or not the participant is actively employed at the time the payment is scheduled to be made. Stock Cash Incentive Units outstanding less than 12 months from the date of termination shall be forfeited.

ii.In the event of Total Disability, as defined under the Company's disability plans, the participant will be entitled to full vesting on the date of termination due to disability. During a paid leave of absence, Family Medical Leave Act of 1993 and military leaves of absence, and disability leave where the participant is receiving benefits under the Company's disability benefit plans, the participant will be treated as actively employed with respect to the participant's outstanding Stock Cash Incentive Unit awards. The payment of the Stock Cash Incentive Units will be made when the award is otherwise paid to the other eligible participants, whether or not the participant is actively employed at the time the payment is scheduled to be made. A participant will be considered actively at work if physically at work or on a Company-approved paid leave of absence.

iii.In the event of death during a performance cycle, the participant will be entitled to full vesting of the award on the date of termination due to death and the award will be paid to the participant's spouse or designated beneficiaries, or if none, to the participant's estate. The payment will be made when the award is otherwise paid to other eligible participants.

iv.If the participant terminates employment under the terms of a written severance agreement, but is not otherwise retirement eligible, for Stock Cash Incentive Unit awards that were awarded more than 12 months prior to the participant’s separation from employment, the Company may, in its sole discretion, provide that all or a pro-rata portion of the participant’s award is earned by and payable to the participant when the award is otherwise paid to other eligible participants. Stock Cash Incentive Units outstanding less than 12 months from the date of termination shall be forfeited.

v.In the event of a sale, spin-off or outsourcing of a business or business unit, the participant will be entitled to full vesting of the award on the date of termination due to a sale, spin-off or outsourcing of a business or business unit. The payment will be made when the award is otherwise paid to other eligible participants.

(E)Recoupment. Compensation under this plan will be subject to any claw back policy adopted by the Board of Directors, including, without limitation, by adjusting, recouping or forfeiting any awards made or paid under this Plan to executive officers during the past 36 months where the payment or award was predicated upon the achievement of certain financial results that were subsequently subject of a restatement.

In addition the Board, or its delegate, may adjust, recoup or forfeit any award made or paid under this Plan to any employee if the Board, or its delegate, reasonably believes that a Participant has (i) breached a covenant under the Proprietary Interest Protection Agreement ("PIP") executed by the employee or (ii) engaged in Gross Misconduct, where Gross Misconduct includes (a) the conviction of a felony, or crime of similar magnitude, in connection with the performance or non-performance of the employee's duties or (b) the willful act or failure to act in a way that results in material injury to the business or its employees. "Material injury" for this purpose means substantial and not inconsequential as determined by the Board or its delegate. The Board, or its delegate, shall determine in its/their sole discretion whether there has been a Gross Misconduct. The Board, or its delegate, will take into account the timing and magnitude of the injury to the business in determining the extent of adjustment, recoupment or forfeiture.

(F)The Company, in its sole discretion, shall determine whether there has been a Gross Misconduct and the Company's determination shall be final, conclusive and binding on all parties.

5.CHANGE OF CONTROL

Notwithstanding anything in the Plan to the contrary, if a Change of Control occurs, the following provisions shall apply:

(A)Annual Incentive Awards. A participant, who has previously been notified by the Company that he or she was eligible to receive an Annual Incentive Award for the year in which the Change of Control occurs, shall be paid a target incentive award for the calendar year of the Change of Control. The award shall be paid on the date on which Annual Incentive Awards would otherwise have been paid absent a Change of Control notwithstanding, except if a participant suffers a termination of employment on account of a Change of Control as defined under the Pitney Bowes Senior Executive Severance Policy, such participant shall be paid a prorated target incentive award no later than fifteen (15) days after the participant terminates employment.

(B)Cash Incentive Units. In the event of a Change of Control, all outstanding Cash Incentive Unit awards shall be valued at target, as established for each outstanding Cycle, and paid on the date on which such Cycle would otherwise be paid absent a Change of Control, except if a participant suffers a termination of employment on account of a Change of Control as defined under the Pitney Bowes Senior Executive Severance Policy, such participant shall be paid no later than fifteen (15) days after the participant terminates employment.

(C)Stock Cash Incentive Units. In the event of a Change of Control, all outstanding Stock Cash Incentive Unit awards shall be valued based upon the value of the shares underlying the award at the time of the Change of Control subject to any limitations (e.g. payout thresholds or maximums) contained in applicable award agreements, and paid on the date on which such award would otherwise be paid absent a Change of Control, except if a participant suffers a termination of employment on account of a Change of Control as defined under the Pitney Bowes Senior Executive Severance Policy, such participant shall be paid no later than fifteen (15) days after the participant terminates employment.

(D)For purposes of this Plan, a "Change of Control" and "Termination of Employment" shall be defined as provided in the Pitney Bowes Senior Executive Severance Policy from time to time.

(E)The foregoing is intended to set forth the minimum amount of Annual Incentive Award, Cash Incentive Unit payments, and Stock Cash Incentive Unit payments that shall be made in the circumstances described above but are not intended to limit any additional payments that the Committee may desire to make as in its discretion it deems appropriate.

(F)Any right to a payment as provided in this Section shall be a contract right of the key employees as herein described, enforceable against the Company, its assigns and successors. Upon and following the occurrence of a Change of Control, any decision rendered pursuant to this. Section 5 may be contested by any claimant, and the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which a claimant may reasonably incur as a result of any contest, provided the claimant substantially prevails in the outcome thereof.

6.NO ASSIGNMENT

(A)No award, and no right under any award shall be assignable, alienable, saleable, or transferable by a participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code (as defined below), or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; provided however, that if so determined by the Committee, a participant may in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the participant, and to receive any cash distributable, with respect to any award upon the death of the participant. Each award, and each right under any award, shall be issuable or payable only to the participant, or, if permissible under applicable law, to the participant's guardian or legal representative or to a transferee receiving such award pursuant to a qualified domestic relations order referred to above. No award, and no right under any such award, may be pledged, alienated, attached, or otherwise encumbered and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any affiliate.

7.ADMINISTRATION

(A)The Plan shall be administered by a committee designated by the Board of Directors to administer the Plan (the "Committee").
(B)The Committee may establish rules for the administration of the Plan and may make administrative decisions regarding the Plan and awards hereunder. The Committee may delegate its functions hereunder to the extent consistent with applicable law.

(C)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any award, or any award agreement or certificate shall be with and in the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any affiliate, any participant, any holder or beneficiary of any award, and any employee of the Company or of any affiliate.

8.PLAN AMENDMENT AND TERMINATION

(A)The Committee may amend, suspend, or terminate the Plan in whole or in part at any time, provided, however, that if in the judgment of the Committee such amendment or other action would have a material effect on the Plan, such amendment or other action must be taken by the Board of Directors of the Company. No amendment which would materially increase the cost of the Plan shall be made effective unless approved by the shareholders of the Company. This Plan may not be amended, suspended or terminated from and after the date of a Change of Control as defined above) or in anticipation of a Change of Control so as to reduce or otherwise adversely affect the benefits to which participants in the Plan are entitled upon a Change of Control, calculated as of the date of the amendment, suspension or termination. Any termination of the Plan shall be made in accordance with the requirements of Section 409A of the Code, if applicable.

9.IRC SECTION 409A.

(A)It is anticipated that payments under this Plan (except for certain Unit payments after a Change of Control) shall not be subject to Section 409A of the Code as a result of the "short-term deferral" exception set forth in applicable guidance. However, if and to the extent that section 409A of the Code applies to amounts payable under the Plan, distributions may only be made under the Plan upon an event and in a manner permitted by Code Section 409A. To the extent that any provision of the Plan would cause a conflict with any applicable requirements of Code Section 409A or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A, such provision shall be deemed null and void.

(B)Notwithstanding anything in the Plan to the contrary, if Section 409A of the Code applies to the Plan and if a participant is a "specified employee," as defined in Code Section 409A, payment of benefits under this Plan upon termination of employment shall be postponed for six months after termination of employment if required in order to avoid adverse taxation under Code Section 409A. If payment of benefits under the Plan is required to be postponed pursuant to Section 409A, the accumulated amounts withheld on account of Section 409A shall be paid in a lump sum payment within fifteen days after the end of the required postponement period along with interest at the Applicable Federal Rate short-term rate on the unpaid balance for the postponement period. If the participant dies during such postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the participant's beneficiary determined under Section 6.

10.WITHHOLDING

(A)All payments under the Plan shall be subject to applicable tax withholding under various taxing jurisdictions as well as various liens that are legally placed on such payments as determined by the Company.

11.CONTROLLING LAW

(A)The Plan shall be construed and enforced according to the laws of the state of Connecticut, exclusive of conflict of law provisions thereof, to the extent not preempted by Federal law, which shall otherwise control.

12.OTHER PLANS; NO RIGHTS

(A)Nothing in the Plan shall prevent a participant from being included in any other employee benefit or stock option or purchase plan of the Company or its subsidiaries or affiliates, or from receiving any compensation provided by them. Neither the Plan nor any action taken thereunder shall be understood as giving any person any right to be retained in the employ of the Company or any subsidiary or affiliate, nor shall any person (including persons participating for a prior year) be entitled as of right to be selected as a participant in the Plan for any year.

13.EFFECTIVE DATE

The Plan, as amended and restated herein, shall become effective on January 23, 2023.